Blackboard Appoints William Raduchel to Board of Directors

Veteran of Technology and Media Industries, and Academe,
to Serve on Compensation Committee

Washington, DC – February 15, 2005 – Blackboard Inc. (NASDAQ: BBBB) today announced that William Raduchel has been appointed to the Board of Directors and will serve on the Company’s Compensation Committee.

“I am delighted to join the Company’s Board of Directors,” commented Mr. Raduchel. “Blackboard is already well positioned as the education technology platform of choice for thousands of institutions worldwide. I am particularly excited to work with the board and management team to execute on a strategy that translates this position into a truly unique business for the long term. I care deeply about using technology to improve education and am thrilled to have this new way to contribute.”

Currently, Mr. Raduchel serves as the chairman and chief executive officer of Ruckus Network, Inc. Before joining Ruckus Network, Raduchel was executive vice president and chief technology officer of AOL Time Warner, Inc. Prior to AOL, Raduchel served as chief strategy officer and an executive committee member for Sun Microsystems, Inc. In his eleven years at Sun Microsystems, Raduchel also held positions as chief information officer, chief financial officer, and vice president of corporate planning and development. In addition, he has held senior executive roles at Xerox Corporation and McGraw-Hill, Inc.

“Bill brings a broad range of business experience in the software, Internet and media industries and we are pleased to benefit from his professional journey as our newest independent director,” said Blackboard’s Chairman of the Board and co-founder Matthew L. Pittinsky. “In his career, Bill has walked in the CIO’s shoes and understands the organizational implications of provisioning mission-critical applications to clients. Bill’s background in both the classroom and boardroom will be of great benefit to Blackboard as we continue to pursue our long-term platform strategy in the education industry.”

Named “CTO of the Year” in 2001 by Infoworld Magazine, Mr. Raduchel taught economics, statistics, computers and society and public policy at Harvard University and holds several issued and pending patents. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Mr. Raduchel received his undergraduate degree in economics from Michigan State University and earned his A.M. and Ph.D. degrees in economics at Harvard. In both the fall and spring of 2003 he was the Castle Lecturer on Computer Science at the U.S. Military Academy at West Point.

In addition to his recent appointment at Blackboard, Mr. Raduchel currently serves as a director of Chordiant Software, Inc. and In2Books, Inc. and is vice chairman of PanelLink Cinema Partners PLC, as well as an adviser to its parent company, Silicon Image. He is also a member of the national advisory board of the Salvation Army and chair of its committee on business administration.

Mr. Raduchel joins other Blackboard Board members, including Matthew Pittinsky, chairman and co-founder, Blackboard; Michael L. Chasen, president, chief executive officer and co-founder, Blackboard; Frank Gatti, chief financial officer, Educational Testing Services; Steven Gruber, Oak Hill Capital Partners, L.P.; Dr. Arthur Levine, President, Teachers College, Columbia University; and E. Rogers Novak, Jr., , Novak Biddle Venture Partners, L.P.

About Blackboard Inc.
Blackboard is a leading provider of enterprise software and services to the education industry. The company’s product line consists of five software applications bundled in two suites, the Blackboard Academic Suite TM and the Blackboard Commerce Suite TM. Blackboard’s clients include colleges, universities, schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices and staff in North America, Europe and Asia.

Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our most recent 10-Q filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of February 15, 2005. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 15, 2005.

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CONTACT:	Michael J. Stanton Blackboard Inc. 202-463-4860 ext. 2305